SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into by and between VirtualScopics, Inc., a Delaware corporation with its principal office at 500 Linden Oaks, Rochester, NY 14625 (the “Company”), and Converse & Company, a New Jersey corporation with its principal office at P.O. Box 15, Mechanicsville, PA 18934 (the “Service Provider”).

WITNESSETH

WHEREAS,  the Company wishes to retain the services of the Service Provider, and the Service Provider wishes to provide the Company with its services, as specified in this Agreement; and

WHEREAS,  the parties wish to set forth in writing their agreements and understanding with respect to provision of services by the Service Provider to the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements and undertakings set forth herein, and with the intention to be bound hereby, the parties hereto agree as follows:

1.	Services

1.1.	The Services. As of the date hereof, the Service Provider shall be engaged by the Company to provide the Company with management services with respect to the Company's activities as set forth on Exhibit “A” attached hereto (the “Services”), all in accordance with the terms set forth herein and subject to the instructions of the Board of Directors of the Company (the “Board”). The Service Provider shall report to the Board, and shall be subject to the supervision of the Board. The Service Provider shall assume such duties and responsibilities as are customarily incident to such position and such duties commensurate with the Service Provider's position as may be delegated from time to time by the Board.

1.2.	Provision of Services. During the term of this Agreement, the Services shall be provided only by Eric Timothy Converse (the “Individual”), who shall serve as the Company’s interim President and Chief Executive Officer. The Service Provider represents, warrants and undertakes that the Service Provider’s representations, warranties, obligations and undertakings set forth in this Agreement shall apply also to the Individual, mutatis mutandis.

The Service Provider represents and warrants that during the term of this Agreement the Individual shall not be engaged in the provision of any additional business services to the Service Provider or to any third party, without obtaining the Board’s prior written consent, except as set forth in Section 1.5 or in connection with charitable or civic activities, personal investments, or serving as an executor, trustee or in some similar fiduciary capacity.

1.3.	Level of Service. The Service Provider shall utilize the highest professional skill, diligence, ethics and care to ensure that all Services are performed to the reasonable satisfaction of the Company and to provide the expertise required in connection with the Services.

1.4.	Service Provider's Representations and Warranties. The Service Provider represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound; and (ii) do not require the consent of any person or entity. In addition, the Service Provider represents and warrants that it has been provided with copies of the Company’s policies and procedures set forth on Schedule A, as well as the Board book provided to the Individual upon his election as a Director of the Company (the “Company Policies”), is familiar with their contents, and understands its obligation to perform the Services in compliance therewith in furtherance of the Company’s ongoing obligations as a publicly traded company. Further, with respect to any past engagement of the Service Provider with third parties and with respect to any permitted engagement of the Service Provider with any third party during the Term (as defined below) (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Service Provider represents, warrants and undertakes that: (a) its engagement with the Company is and/or will not be in breach of any of its undertakings toward Other Employers, and (b) it will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employers.

1.5.	Individual’s Personal Undertakings. Without derogating from the generality of Section 1.2 above and expressly excluding the Individual’s service as a member of the Board of Directors of the Service Provider, service on the Board of Directors of Swyx Communications AG, and service as a general advisor to Nedamco Capital, the Individual hereby undertakes that he shall devote substantially all of his business time, attention, skill and effort exclusively for the performance of the Services under this Agreement. The Individual undertakes that, except as provided under this Agreement, he shall not engage in any business, commercial or professional activities, during the Term, other than the provisions of the Services hereunder, without the prior written consent of the Board, except in connection with charitable or civic activities, personal investments, or serving as an executor, trustee or in some similar fiduciary capacity and provided that such activities will not interfere with the Individual’s obligations hereunder. Individual agrees to dedicate at least forty (40) hours per week to the performance of the Services.

1.6.	Location of Service Provider. The Company acknowledges and agrees that the Individual maintains his physical office at 6893 Sladek Road, New Hope, PA 18938. However, the Individual shall perform the majority of the Services from the Company's facilities in Rochester, New York. The Service Provider and the Individual acknowledge that the Services, however, shall involve domestic and possible international travel. The Company shall reimburse the Service Provider and the Individual for (i) all reasonable living expenses incurred in connection with working at the Company’s facilities in Rochester, New York (including any hotel fees or apartment rental) and (ii) all reasonable expenses incurred in connection with travel pursuant to Section 2.2 below. However, these expenses must be pre-approved by the Company.

2.	Service Provider's Compensation and Reimbursement

2.1.	Monthly Fee. The Company shall pay the Service Provider, as compensation for the provision of the Services hereunder, a monthly fee of $25,310 (the “Monthly Fee”) payable in arrears on the first business day of each month during the Term, commencing as of October 21, 2013 (the “Commencement Date”). To the extent that the Service Provider provides the Services for a partial month, a pro-rata portion of the Monthly Fee shall be payable to the Service Provider based on the number of days in the partial month period in which the Services were provided.

2.2.	Reimbursement of Expenses. The Company shall reimburse the Service Provider for reasonable and customary out of pocket expenses incurred by the Individual in connection with the performance of the Services, including reasonable living and travel expenses, in accordance with the Company’s policy (including the Individual’s preapproved expenses incurred in connection with travel to the Company’s facilities in Rochester, New York, and in connection with any hotel fees or apartment rental while performing services at the Company’s facilities in Rochester, New York). The Company shall reimburse the Service Provider for mobile telephone fees in the amount of $250 per month. Extraordinary expenses shall also require the Company’s prior written approval. As a condition to reimbursement, the Service Provider shall provide the Company with all invoices, receipts and other evidence of expenditure as may be reasonably required by the Company from time to time in accordance with its written policies. The Company shall also reimburse the Service Provider for its documented expenses incurred in the negotiating and drafting of this Agreement, including attorney’s fees, up to the amount of $2,000.

2.3.	Days of Absence. Throughout the term of this Agreement, the Individual shall be entitled to be absent and not to provide the Services from time to time pursuant to Company policy, including a one week pre-planned trip in November 2013 and a pre-planned trip to Europe in December 2013 (with no deduction of the Monthly Fee or other compensation).

2.4.	Exclusive Consideration and Compensation. For the avoidance of any doubt, the Monthly Fee and the aforementioned reimbursement of expenses constitute the full and final consideration for the Services, and the Service Provider and/or the Individual shall not be entitled to any additional consideration, of any form, for its services, and such amounts include any and all taxes, withholding taxes, levies, fees and charges of any kind whatsoever, to the extent that any of the above items may apply to payments due to the Service Provider and/or the Individual. Individual shall not be eligible for or entitled to participate in any employee benefits provided by the Company for its employees.

2.5.	Taxes. The Service Provider shall bear all taxes and duties due with respect to the Services hereunder and undertakes to pay all such taxes and duties. The Company shall provide Service Provider with an Internal Revenue Service Form 1099 at the end of each calendar year.

2.6.	Indemnification by the Company. The Company will indemnify the Service Provider and the Individual for and defend the Service Provider and the Individual from claims arising from the Service Provider’s performance of the Services to the extent provided in the Company’s bylaws and the Company’s form of Indemnification Agreement attached hereto as Exhibit “B.” The Company will maintain in effect a Directors and Officers liability insurance policy during the Term with coverage terms as currently in effect.

2.7.	Indemnification by Service Provider and Individual. Service Provider and Individual hereby agree to indemnify and hold the Company harmless from and against all loss costs, and expenses, including reasonable attorney’s fees, incurred by the Company as a result of any gross negligent act, omission, or intentional wrongful conduct of the Service Provider or Individual or for any breach by the Service Provider or Individual of any of the terms and conditions of this Agreement.

3.	Term; Termination

3.1.	Term. Unless terminated by the Company or the Service Provider in accordance with this Section 3, the initial term of this Agreement (including any period of extension pursuant to the next sentence, the “Term”) is deemed to have commenced as of the Commencement Date, and shall continue for a period of six (6) months until Friday, April 18, 2014. If mutually agreed to by the Company and the Service Provider, the Term may be extended for additional thirty (30) day periods upon thirty (30) days prior written notice.

3.2.	Termination for Cause by the Company. The Company may terminate the engagement of the Service Provider for Cause (as defined herein) by providing the Service Provider with written notice that the Service Provider is terminating for Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination: (i) the Service Provider’s failure to perform (other than by reason of death or disability on the part of the Individual), or material negligence in performing, its duties and responsibilities to the Company which is not cured within fifteen (15) days after the Company delivers to the Service Provider a written demand for performance that specifically identifies the actions or inactions constituting such failure; (ii) a material breach by the Service Provider of any provision of this Agreement which is not cured within fifteen (15) days after the Company delivers to the Service Provider a written demand for performance that specifically identifies the material breach; (iii) any act of dishonesty or misconduct, such as for example fraud, embezzlement or theft, by the Service Provider or the Individual in connection with the performance of its duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by the Service Provider that is materially harmful to the business, interests or reputation of Company; or (v) the Individual’s conviction of, or plea of guilty or nolo contendere to (y) any felony or (z) a misdemeanor involving dishonesty or fraud. If the Company terminates this Agreement for Cause, the Company shall pay the Service Provider (A) the Monthly Fee (or pro rata portion thereof) accrued through the date of termination, and (B) any unreimbursed expenses in accordance with Section 2.2 above that were incurred up until the date of termination, but shall have no obligation to pay any other compensation to the Service Provider. If the Service Provider is unable to perform due to the Individual’s death or disability, this Agreement shall terminate upon ten (10) days’ notice. Disability shall be defined as the inability of the Individual to perform his duties for a period of ten (10) business days in any given month.

3.3.	Termination by Service Provider for Good Reason and Termination by the Company Without Cause. The Service Provider may terminate the engagement for Good Reason (as defined below) at any time by providing the Company with written notice that the Service Provider is terminating for Good Reason. The Company may terminate this Agreement without Cause with written notice to the Service Provider that it is terminating without Cause. If the Service Provider terminates for Good Reason or the Company terminates without Cause, the Company shall (i) pay the Service Provider the Monthly Fee (or pro rata portion thereof) accrued up to the date of the termination, (ii) continue to pay the Monthly Fee, at the rate in effect on the date of termination, for the remainder of the Term; and (iii) pay any unreimbursed expenses in accordance with Section 2.2 above that were incurred up until the date of termination. The following shall constitute “Good Reason” for purposes of this Section 3: a material breach by the Company of its obligations under this Agreement which is not cured within thirty (30) days after the Company’s receipt of written notice from the Service Provider of such breach.

3.4.	Termination by Service Provider other than for Good Reason. The Service Provider may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Company for any reason. If the Service Provider terminates its term of engagement other than for Good Reason, the Company shall: (i) pay the Service Provider the Monthly Fee (or pro rata portion thereof) accrued up to the date of the termination; (ii) pay any and all unreimbursed expenses in accordance with Section 2.2 above that were incurred up until the date of termination; (iii) have no obligation to pay any other compensation to the Service Provider; and (v) may elect to waive the period of notice, or any portion thereof, and, if it so elects, shall pay the Service Provider the Monthly Fee (or any prorated portion thereof) for the notice period (or for any remaining portion of the period).

4.	Notice Addresses

The addresses of the parties for purposes of this Agreement shall be the addresses set forth above or any other address that a party may advise the other party of in writing (which such writing shall refer to this Section 4). All notices in connection with this Agreement shall be sent by registered mail, overnight courier or delivered by hand to the addresses set forth above and shall be deemed to have been delivered to the other party at the earlier of the following: two days, if sent by registered mail or overnight courier or if delivered by hand, upon actual delivery or proof of delivery (in the event of a refusal to accept it) at the address of the addressee.

5.	Independent Contractor

5.1.	The Service Provider agrees and acknowledges that it is performing the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between the Service Provider or the Individual and the Company.

5.2.	In the event that the Company shall be demanded and/or obligated in accordance with applicable law to pay the Service Provider any amount, or give the Service Provider any right derived from the existence of employer-employee relationship between the Service Provider and the Company in excess of the compensation and expense reimbursement provided for in Section 2 above, the Service Provider shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and including legal expenses.

6.	Indemnification Agreement

6.1.	Together with the execution of this Agreement the parties shall execute the Indemnification Agreement in the form attached hereto as Exhibit “B.”

7.	Confidentiality and Covenant Not To Compete

7.1	Service Provider and Individual are bound by the Agreement attached hereto as Exhibit “C” which they have signed.

8.	Return of Company’s Property

8.1	Immediately upon termination of this Agreement or upon Company’s earlier request, Service Provider shall return to Company all Confidential Information and other items described in the agreement referenced in Section 7 and all originals and copies of any other property or information owned by Company or relating to its business, that Service Provider has in his possession or under his control, including all documents, papers, books, equipment, files, and samples.

9.	Legal Counsel

9.1	Understanding Voluntary Agreement. Service Provider represents and warrants that it has been afforded a reasonable opportunity to review this Agreement, to understand its terms, and to discuss it with an attorney of its choice, and that it knowingly and voluntarily enters into this Agreement.

9.2	Waiver of Separate Representation. To the extent Service Provider has not engaged separate legal counsel to represent it in connection with this Agreement, the parties acknowledge and agree that their respective interests in this Agreement are in conflict, that they have the right to retain independent counsel, that they have been fully informed about this right and the conflicts of interest that arise from retaining the same legal counsel to represent both of them, and that this Section constitutes written disclosure of these conflicts. The parties further affirm that they are waiving separate representation freely, voluntarily, and with full knowledge of the effects of this waiver. No party shall at any time claim that this Agreement is void or unenforceable in any respect because of the lack of use of independent counsel, or that the legal counsel who prepared this Agreement acted improperly in doing so.

10.	Miscellaneous

10.1.	The laws of the State of New York shall apply to this Agreement. The parties hereby consent to the jurisdiction of the state and federal courts in the State of New York and any action or proceeding involving this Service Agreement and the parties shall be venued in Monroe County or in the Western District of New York. Accordingly, with respect to any such court action, the Service Provider and Individual: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.2.	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

10.3.	The Service Provider and Individual may not assign or delegate any of their rights, duties or undertakings under this Agreement to any third party without the express prior written consent of the Company, and any unauthorized assignment or delegation shall be null and void.

10.4.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

10.5.	The preamble, schedules and exhibits to this Agreement constitute an integral and indivisible part hereof.

10.6.	This Agreement, and the agreements attached hereto, constitute the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by the parties hereto.

10.7.	The Service Provider and Individual acknowledge and confirm that all terms of this Agreement are personal and confidential, and undertake to keep such term in confidence and refrain from disclosing such terms to any third party.

10.8.	Each individual executing this Agreement on behalf of any party represents and warrants that they are fully authorized to execute and deliver this Agreement on behalf of such party in accordance with its terms, and that this Agreement is not in violation of, inconsistent with, or contrary to the provisions of any agreement to which it is a party.

10.9.	General Rules of Construction. The Parties have participated jointly in the negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue or authorship. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise.

IN WITNESS WHEREOF, the parties have caused this Services Agreement to be executed by their duly authorized representatives.

VIRTUALSCOPICS, INC.		CONVERSE & COMPANY

By:	/s/ Terence A. Walts	By:	/s/ Eric Timothy Converse
	Terence A. Walts		Eric Timothy Converse
Chairman, Compensation Committee to the Board of Directors

Dated: October 25, 2013		Dated: October 25, 2013

Eric Timothy Converse’s Acknowledgement and Agreement:

I, the undersigned, Eric Timothy Converse, hereby represent and warrant that all representations and warranties of the Service Provider hereunder shall be deemed as my representations and warranties and I hereby undertake to comply with all undertakings of the Service Provider hereunder as if such undertakings were provided by me.

/s/ Eric Timothy Converse
Eric Timothy Converse	Dated: October 25, 2013

Schedule A

Company Policies

1. Code of Business Conduct and Ethics

2. Insider Trading Policies

3. Fair Disclosure Policy

4. Disclosure Controls and Procedures Policy

5. Related Party Transaction Policy

Exhibit “A”

The Services

The Service Provider shall provide the Company with the following services:

1.	Eric Timothy Converse (the “Individual”) shall provide the Company with management services as its interim President and Chief Executive Officer upon appointment by the Board of Directors of the Corporation as follows: All management services customarily performed by a Chief Executive Officer and all related duties, responsibilities and obligations customarily associated with such position.

2.	During the Term of the Services Agreement, the Individual shall be available to provide services in Rochester, New York during most business hours Monday through Friday and additional hours necessary for business-related travel, with the exception of any Days of Absence pursuant to Section 2.3 of the Services Agreement.

3.	Service Provider and the Individual shall not, without first obtaining prior approval from the Board: (a) hire or terminate any employee at the manager level and above; (b) approve or authorize any material modification to or material deviation from the Company’s annual budget, as approved and amended by the Board; (c) approve or authorize the payment of any capital expenditures in excess of $100,000 during any 12-month period other than a specific identifiable line item previously approved in the annual budget (covering the year in which such action is sought to be taken by the Company); or (d) approve, authorize or otherwise permit any subsidiary to take any action which, if taken by the Company, would require the written approval of the Board pursuant to this provision.

Exhibit “B”

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of October 25, 2013, is made by and between VirtualScopics, Inc., a Delaware corporation (the “Corporation”), and Eric Converse (the “Indemnitee”).

RECITALS

A.          The Corporation recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B.          The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C.          The Corporation and Indemnitee recognize that plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors and officers;

D.          The Corporation believes that it is unfair for its directors and officers to assume the risk of huge judgments and other expenses which may occur in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;

E.          The Corporation, after reasonable investigation, has determined that the liability insurance coverage presently available to the Corporation may be inadequate in certain circumstances to cover all possible exposure for which Indemnitee should be protected. The Corporation believes that the interests of the Corporation and its stockholders would best be served by a combination of such insurance and the indemnification by the Corporation of the directors and officers of the Corporation;

F.          The Corporation’s ByLaws require the Corporation to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The ByLaws expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between the Corporation and its directors and officers with respect to indemnification;

G.          Section 145 of the DGCL (“Section 145”), under which the Corporation is organized, empowers the Corporation to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Corporation, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

H.          Section 102(b)(7) of the DGCL allows a corporation to include in its certificate of incorporation a provision limiting or eliminating the personal liability of a director for monetary damages in respect of claims by shareholders and corporations for breach of certain fiduciary duties, and the Corporation has so provided in its Certificate of Incorporation that each Director shall be exculpated from such liability to the maximum extent permitted by law;

I.          The Board of Directors of the Corporation (the “Board of Directors”) has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Corporation and its stockholders;

J.          The Corporation desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Corporation free from undue concern for unwarranted claims for damages arising out of or related to such services to the Corporation; and

K.          Indemnitee is willing to serve, continue to serve or to provide additional service for or on behalf of the Corporation on the condition that he is furnished the indemnity provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Generally.

To the fullest extent permitted by the laws of the State of Delaware:

(a) The Corporation shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee is or was or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under Section 102(b)(7) of the DGCL as in existence on the date hereof.

(b) The indemnification provided by this Section 1 shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(c) Notwithstanding the foregoing provisions of this Section 1, in the case of any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(d) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 2. Successful Defense; Partial Indemnification. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 hereof or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. For purposes of this Agreement and without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any action, suit, proceeding or investigation, or in defense of any claim, issue or matter therein, and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

Section 3. Determination That Indemnification Is Proper. Any indemnification hereunder shall (unless otherwise ordered by a court) be made by the Corporation unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 1(b) hereof. Any such determination shall be made (i) by a majority vote of the directors who are not parties to the action, suit or proceeding in question (“disinterested directors”), even if less than a quorum, (ii) by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, even if less than a quorum, (iii) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote on the matter, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv) by independent legal counsel, or (v) by a court of competent jurisdiction.

Section 4. Advance Payment of Expenses; Notification and Defense of Claim.

(a) Expenses (including attorneys’ fees) incurred by Indemnitee in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceeding, or in connection with an enforcement action pursuant to Section 5(b), shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Corporation of (i) a statement or statements from Indemnitee requesting such advance or advances from time to time, and (ii) an undertaking by or on behalf of Indemnitee to repay such amount or amounts, only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized by this Agreement or otherwise. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. Advances shall be unsecured and interest-free.

(b) Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim thereof is to be made against the Corporation hereunder, notify the Corporation of the commencement thereof. The failure to promptly notify the Corporation of the commencement of the action, suit or proceeding, or Indemnitee’s request for indemnification, will not relieve the Corporation from any liability that it may have to Indemnitee hereunder, except to the extent the Corporation is prejudiced in its defense of such action, suit or proceeding as a result of such failure.

(c) In the event the Corporation shall be obligated to pay the expenses of Indemnitee with respect to an action, suit or proceeding, as provided in this Agreement, the Corporation, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same action, suit or proceeding, provided that (1) Indemnitee shall have the right to employ Indemnitee’s own counsel in such action, suit or proceeding at Indemnitee’s expense and (2) if (i) the employment of counsel by Indemnitee has been previously authorized in writing by the Corporation, (ii) counsel to the Corporation or Indemnitee shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Corporation and Indemnitee in the conduct of any such defense or (iii) the Corporation shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Corporation or Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

(d) Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is, by reason of Indemnitee’s corporate status with respect to the Corporation or any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee is or was serving or has agreed to serve at the request of the Corporation, a witness or otherwise participates in any action, suit or proceeding at a time when Indemnitee is not a party in the action, suit or proceeding, the Corporation shall indemnify Indemnitee against all expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 5. Procedure for Indemnification

(a) To obtain indemnification, Indemnitee shall promptly submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) The Corporation’s determination whether to grant Indemnitee’s indemnification request shall be made promptly, and in any event within 60 days following receipt of a request for indemnification pursuant to Section 5(a). The right to indemnification as granted by Section 1 of this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or fails to respond within such 60-day period. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 4 hereof where the required undertaking, if any, has been received by the Corporation) that Indemnitee has not met the standard of conduct set forth in Section 1 hereof, but the burden of proving such defense by clear and convincing evidence shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 1 hereof, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has or has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Corporation.

(c) The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification pursuant to this Section 5, and the Corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Corporation overcomes such presumption by clear and convincing evidence.

Section 6. Insurance and Subrogation.

(a) The Corporation may purchase and maintain insurance on behalf of Indemnitee who is or was or has agreed to serve at the request of the Corporation as a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf in any such capacity, or arising out of Indemnitee’s status as such, whether or not the Corporation would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If the Corporation has such insurance in effect at the time the Corporation receives from Indemnitee any notice of the commencement of a proceeding, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the policy. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.

(b) In the event of any payment by the Corporation under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(c) The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.

Section 7. Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise” shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(c) The term “expenses” shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Corporation or any third party, provided that the rate of compensation and estimated time involved is approved by the Board, which approval shall not be unreasonably withheld), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 of the General Corporation Law of the State of Delaware or otherwise.

(d) The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Corporation), as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.

(e) The term “Corporation” shall include, without limitation and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(f) The term “other enterprises” shall include, without limitation, employee benefit plans.

(g) The term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(h) A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

Section 8. Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Corporation shall not be obligated pursuant to this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof) initiated by Indemnitee, except with respect to an action, suit or proceeding brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Section 8(b) of this Agreement), unless such action, suit or proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(b) Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in establishing Indemnitee’s right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 8(b) is intended to limit the Corporation’s obligation with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 4 hereof.

(c) Section 16 Violations. To indemnify Indemnitee on account of any proceeding with respect to which final judgment is rendered against Indemnitee for payment or an accounting of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(d) Non-compete and Non-disclosure. To indemnify Indemnitee in connection with proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements the Indemnitee may be a party to with the Corporation, or any subsidiary of the Corporation or any other applicable foreign or domestic corporation, partnership, joint venture, trust or other enterprise, if any.

Section 9. Certain Settlement Provisions. The Corporation shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any action, suit or proceeding without the Corporation’s prior written consent, which shall not be unreasonably withheld. The Corporation shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.

Section 10. Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

Section 11. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Corporation shall, to the fullest extent permitted by law, contribute to the payment of Indemnitee’s costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the Corporation or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the standard of conduct set forth in Section 1 hereof, or (ii) any limitation on indemnification set forth in Section 6(c), 8 or 9 hereof.

Section 12. Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Corporation:

VirtualScopics, Inc.
350 Linden Oaks
Rochester, New York 14625

Attn: L. Jeffrey Markin, Chief Executive Officer
Facsimile: (585) 218-7350

If to Indemnitee:

Eric Converse
_______________________
_______________________
_______________________
Facsimile: ______________

Section 13. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then the Corporation shall indemnify Indemnitee to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Section 14. Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Corporation’s Certificate of Incorporation or ByLaws, in any court in which a proceeding is brought, the vote of the Corporation’s stockholders or disinterested directors, other agreements or otherwise, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of Indemnitee. However, no amendment or alteration of the Corporation’s Certificate of Incorporation or ByLaws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement

Section 15. Enforcement. The Corporation shall be precluded from asserting in any judicial proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Corporation agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by Indemnitee for enforcement of his rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Corporation to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Corporation of its obligations under this Agreement.

Section 16. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

Section 17. Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superceded by this Agreement.

Section 18. Modification and Waiver. No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19. Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 20. Service of Process and Venue. For purposes of any claims or proceedings to enforce this agreement, the Corporation consents to the jurisdiction and venue of any federal or state court of competent jurisdiction in the states of Delaware and New York, and waives and agrees not to raise any defense that any such court is an inconvenient forum or any similar claim.

Section 21. Supersedes Prior Agreement. This Agreement supercedes any prior indemnification agreement between Indemnitee and the Corporation or its predecessors.

Section 22. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Corporation of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 23. Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

Section 24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 25. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

VirtualScopics, Inc.

By
Name:	James Groff
Title:	Acting Chief Financial Officer

INDEMNITEE:

Eric Converse

Exhibit “C”

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this "Agreement") is made as of this 25th day of October, 2013, by and between VIRTUALSCOPICS, INC., a Delaware corporation with its principal office at 500 Linden Oaks, Rochester, NY 14625 (the "Company"), and Converse & Company, a New Jersey corporation with its principal office at P.O. Box 15, Mechanicsville, PA 18934 ("Contractor"), and Eric TIMOTHY Converse, a principal and executive of Contractor with a mailing address of P.O. Box 15, Mechanicsville, PA 18934 ("Principal").

RECITALS:

WHEREAS, the Company is engaged in the business of providing of imaging solutions to accelerate drug and medical device development, including, but not limited to, developing and providing a software platform for analysis and modeling of both structural and functional medical images and image analysis tools used to, among other things, determine the efficacy of drugs, medical procedures and medical products and seeks to use its technology to improve treatment planning for patients with cancer and other diseases (collectively, the "Business").

WHEREAS, the Company owns and continues to research and develop image analysis tools and other products and technologies used to determine the efficacy of drugs, medical procedures and medical products and for other purposes in connection with its Business.

WHEREAS, the Company and Contractor are parties to that certain Services Agreement of even date herewith (the "Services Agreement"), pursuant to which the Company has engaged Contractor to provide certain management services to the Company, and Principal will be the primary representative of Contractor performing such services;

WHEREAS, the Company, Contractor and Principal recognize that in the course of performing services for the Company, Contractor and Principal will be exposed to and have access to certain confidential information and that there is a need for the Company to protect such confidential information from unauthorized use and disclosure;

WHEREAS, Contractor and Principal intend that any and all patent, patent rights, copyright, trade secrets and trademarks relating to the work that Contractor and Principal will provide to the Company are to be owned and controlled by the Company.

PROVISIONS:

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration the receipt and sufficiency of which are expressly acknowledged, the parties hereby agree as follows:

1.           Confidential Information.

(a)          Definition of Confidential Information. “Confidential Information” means any and all proprietary information existing as of the date of this Agreement, or thereafter developed, of the Company (and its affiliates or subsidiaries), not generally known in the industry, about its or their technical data, trade secrets, know-how, services and products, including information related to research, development, inventions and other intellectual property, finances, and marketing, including methods of distribution and customer information, whether communicated orally, electronically or in writing, or obtained by Contractor and/or Principal as a result of the performance of services for the Company in connection with the Services Agreement, through observation or examination of Company’s Business or otherwise.

(b)          Confidentiality Obligations. Contractor and Principal acknowledge that irreparable injury and damage will result from disclosure of the Confidential Information to third parties or its use for purposes other than those connected with Contractor's and Principal’s performance of their respective obligations under the Services Agreement. Contractor and Principal agree, indefinitely:

(i)          To hold the Confidential Information in strictest confidence.

(ii)          Not to disclose Confidential Information to any third party except as specifically authorized herein or as specifically authorized by Company, and to use all precautions necessary to prevent the unauthorized disclosure of the Confidential Information, including without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information.

(iii)          Not to make or use any copies, synopses or summaries of oral or written material made available by Company to Contractor and/or Principal, except as are necessary to carry out their respective duties and/or obligations under the Services Agreement.

(iv)          In the event of disclosure in accordance with Section 1(b)(ii) above, to limit disclosure to persons with a bona fide need to know the Confidential Information, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons agreement in writing to be bound by the restrictions imposed by this Agreement.

(v)          In the event Contractor and/or Principal are required by law to disclose such Confidential Information, to provide Company with prompt written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of this Agreement in writing, to furnish only that portion of Confidential Information that is legally required and to use its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information to be disclosed.

(c)          Return of Confidential Information. Upon Company's request or upon any termination or expiration of the engagement of Contractor and Principal by Company, Contractor and Principal will promptly return to Company all written material and other documentation which includes any of the Confidential Information, and will, at Company's request, provide Company with a written certification that they have done so.

(d)          Unauthorized Disclosure of Confidential Information. If it appears that Contractor or Principal has disclosed, or has threatened to disclose, any Confidential Information in violation of Section 1 of this Agreement, Company shall be entitled to an injunction to restrain Contractor and Principal from disclosing, in whole or in part, such information as a result of Contractor's and Principal’s violation of Section 1 of this Agreement. Company shall not be prohibited by this provision from pursuing other remedies available at law, including a claim for losses and damages.

2.           Goodwill of Company and Fiduciary Duties. Contractor and Principal acknowledge that the Company is engaged in the Business, which is highly competitive, and that the Company has spent a great deal of time and resources to develop and maintain the Business and to otherwise create good-will. Contractor and Principal further acknowledge that the services that have been and will be provided by Contractor and Principal are an integral part of the total transaction and relationship between Company and its customers.

Contractor and Principal understand and acknowledge that the Confidential Information is not available to the general public and is not readily ascertainable through public sources, and is the Company’s proprietary trade secret and the Company’s unique and valuable asset. Therefore, Contractor and Principal acknowledge that the value of the Business would be seriously diminished if either Contractor or Principal was to engage in certain conduct during a certain time period, as referenced below. Contractor and Principal further acknowledge that, but for their independent contractor relationship with the Company, Contractor and Principal would not have access to the Confidential Information or other trade secrets and information of the Company.

Contractor and Principal further acknowledge that they owe a fiduciary duty to the Company because of the Confidential Information they will create or be exposed to. This duty encompasses a duty to act in good faith and to faithfully serve and be mindful of Company's interests. It is also understood that Contractor and Principal upon any termination of their engagement by the Company would be in an advantageous position, because of the Confidential Information and proprietary business information known to them, to obtain the business of and to serve the Company’s customers; it is further agreed that the use of such Confidential Information and other proprietary information to obtain the business of the Company’s customers would be a breach of Contractor's and Principal's fiduciary responsibilities to the Company and of this Agreement.

The parties further acknowledge that the financial hardship to the Company as a result of a breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law may be adequate to compensate the Company for such violation.

3.           Restrictive Covenants.

(a)          Based on the information in Section 2 of this Agreement, and in consideration of the Company entering into the Services Agreement and engaging Contractor and Principal to perform services thereunder, it is agreed that for so long as Contractor and/or Principal are performing the management services for the Company under the Services Agreement and for a period of twelve (12) months thereafter (the “Restrictive Period”), neither Contractor nor Principal shall, except on behalf of the Company, directly or indirectly, by itself or himself, or through or on behalf of, or in conjunction with, any other person, persons, company, partnership or other entity which Contractor and/or Principal is directly or indirectly associated, own, operate, participate in the management or control of, be employed by, or act as a consultant to any enterprise in the United States or Europe engaged in the business of performing services or producing and/or selling products which compete directly with the Business, products or services of Company.

(b)          Contractor and Principal agree that during the Restrictive Period, neither Contractor nor Principal shall directly or indirectly solicit or induce or attempt to solicit or induce any employee, current or future, of the Company to leave the Company for any reason whatsoever or hire any current or future employees of the Company.

(c)          Contractor and Principal agree that during the Restrictive Period, neither Contractor nor Principal shall directly or indirectly solicit the trade of or trade with any customer or prospective customer of the Company, except that during his period of engagement Contractor and Principal may solicit customers for legitimate business purposes for the benefit of the Company.

(d)          Contractor and Principal agree not to take advantage of, use, acquire, or usurp any business opportunities of which Contractor and/or Principal are made aware during their engagement by the Company. All such business opportunities shall be for the sole benefit of the Company, and Contractor and Principal may not pursue such business opportunities for anyone other than the Company, unless the Company expressly consents in writing or until one (1) year after termination of Contractor's and Principal's engagement by the Company under the Services Agreement.

(e)          Contractor and Principal represent and warrant that their experience and capabilities are such that the restrictive covenants set forth herein will not prevent either of them from earning a livelihood and that Contractor and Principal will be fully able to earn an adequate livelihood for itself and himself if any of such provisions should be specifically enforced against Contractor and/or Principal.

(f)          The parties agree that each paragraph of this Section 3 of this Agreement constitutes an independent covenant, which shall be enforceable notwithstanding any other right or remedy that the Company may have under any other provision of this Agreement or otherwise.

4.           Intellectual Property Rights.

(a)          Work Made For Hire. Contractor and Principal agree that all works that either of them produces, either solely or with others, during their engagement by the Company under the Services Agreement (individually and collectively, "Work"), have been or are prepared for the Company as part of and in the course of said engagement, and constitute a work made for hire as that term is defined in 17 U.S.C. Section 101 and as such, all right, title and interest in all Work, and all intellectual property therein or resulting therefrom, shall be owned by the Company. In the event that all or any part of a Work is for any reason deemed not to be a work made for hire, then Contractor and Principal hereby irrevocably and unconditionally assign to Company (or Company's designee) all of their respective right, title and interest in and to such Work, and all intellectual property therein or resulting therefrom, and related proprietary information or intellectual property.

(b)          Assignment of Inventions. Contractor and Principal agree that neither Contractor nor Principal shall have any proprietary interest in any work product developed or used by Contractor and/or Principal and arising out of their engagement by the Company. Contractor and Principal shall, from time to time, as may be requested by the Company, do all things which may be necessary to establish or document the Company’s ownership in any such work product including, but not limited to, execution of appropriate copyright applications or assignments.

Contractor and Principal hereby agree to assign and do hereby assign to the Company its and his entire respective right, title and interest throughout the world in and to all inventions, improvements, processes, techniques, discoveries and ideas (whether or not patentable) relating to any aspect of the Company’s technology, products, production methods, service, proprietary information, research and/or development, or any other aspect of the Company’s business or property (“Inventions”), which are made, conceived or first reduced to practice by Contractor and/or Principal (alone or with others) during the engagement by the Company, whether or not during normal working hours and whether or not while on the Company’s premises, or, to the extent any such Inventions exist, which have been made, conceived or first reduced to practice by him (alone or with others) prior to their engagement by the Company but in contemplation of such engagement or the possibility thereof, or which result from or are suggested by any of the work that Contractor or Principal has performed or may perform for or on behalf of the Company at any time. Contractor and Principal agree not to assert any right with regard to any Invention, whether or not Contractor and Principal perfected or acquired such right prior to their engagement by the Company. Contractor and Principal agree to do all things which the Company determines are necessary or useful to apply for and/or obtain, extend or improve Letters Patent in the United States and patent rights in such other jurisdictions as the Company may determine, and otherwise to secure and protect all rights in and to all Inventions, all at Company’s expense. Contractor and Principal agree and acknowledge that the obligations in this regard will continue beyond the termination of this Agreement for any reason.

(c)          Disclosure and Assignment of Inventions. Contractor and Principal agree to communicate to the Company promptly and fully in writing, in such form as the Company may deem appropriate, all Inventions. Contractor and Principal agree to make and maintain adequate permanent records of all Inventions, in the form of memoranda, notebook entries, drawings, print-outs or reports relating thereto, and agree that these records, as well as the Inventions themselves, shall be and remain the exclusive property of the Company.

Any Invention Contractor and/or Principal disclose to a third person or which is described in a patent application filed by Contractor and/or Principal, by an assignee of Contractor and/or Principal or on behalf of Contractor and/or Principal at any time during their engagement by the Company and within twelve (12) months thereafter and which meets any of the criteria in this Section 4 above, will be presumed to have been conceived or made by Contractor and/or Principal during the period of their engagement by the Company unless Contractor and/or Principal proves that it or he made or conceived such Invention following the termination of engagement by the Company.

Further, Contractor and Principal agree, upon the request of the Company, to take all steps necessary to cause any third party to promptly and fully disclose and assign all patents, copyrights and other intellectual property created by Contractor and/or Principal and such third party during the period of Contractor's and Principal's engagement by Company.

(d)          Cooperation. Contractor and Principal agree to cooperate with the Company (or Company's designee), during their engagement and thereafter for a period of five years, in securing and protecting patent, trademark, copyright or other similar rights in the United States and foreign countries, in an Invention or Work. Contractor and Principal specifically agree to execute any and all documents which the Company deems necessary, and to otherwise assist the Company or its assigns, to protect its interests and to vest in the Company all right, title and interest in all Inventions and Works, including assignments of copyrights and inventions, and to attain, enforce or defend for the Company's benefit, patents, copyrights or other legal protections from the Inventions and Works in any and all countries. Contractor and Principal further agree to provide such evidence and testimony as may be necessary to secure and enforce the Company’s rights. The Company agrees to reimburse Principal for all reasonable costs incurred in connection with his cooperation under this provision, including travel, meals, and lost time/salary, if any.

5.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be given by personal delivery or by certified mail, return receipt requested, enclosed in a duly post-paid envelope and addressed to the post office address of the person to receive the notice as set forth above or a different address provided by the person to receive notice or in the case of the Company, to the attention of the Company's Secretary at the Company's principal office; and any notice mailed shall be deemed given seventy-two (72) hours after mailing.

6.           Survival. The covenants contained in this Agreement shall remain in effect for an indefinite period of time and shall not be terminated by any event whatsoever other than a writing signed by all parties to this Agreement which expressly terminates each covenant.

7.          General.

(a)          This Agreement:

(i)          together with the Services Agreement, is the entire agreement between the parties, and this Agreement and the Services Agreement supersede and replace all other agreements oral and written with respect to their respective subject matter;

(ii)          shall bind and benefit the parties and their heirs, distributees, successors and assigns;

(iii)          may not be modified, amended or terminated except by a writing signed by all parties to it;

(iv)          shall be governed and construed in accordance with the internal laws of New York; and

(v)          may not be assigned by Contractor or Principal, but may be assigned by the Company.

(b)          The parties acknowledge that the financial hardship to a non-defaulting party as a result of breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensate the non-breaching party for such violation; therefore, in any action to enforce this Agreement, a party shall be entitled to preliminary, temporary or permanent injunctive relief and the other party waives the defense of adequate remedy at law, acknowledging that no such remedy exists.

(c)          In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys' fees.

(d)          Each and all of the rights and remedies provided for in the Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or any right or remedy allowed in law or in equity. No waiver by Company of any failure by Contractor and/or Principal to keep or perform any promise of condition of this Agreement shall be a waiver of any proceeding or succeeding breach of the same or any other promise or condition. No waiver of Company of any right shall be construed as a waiver of any other right. The existence of any claims or causes of action of Contractor or Principal against the Company shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

(e)          If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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IN WITNESS WHEREOF, we have executed this Agreement to be effective as of the day and year first above written.

VIRTUALSCOPICS, INC.	CONVERSE & COMPANY

By:	By:
Terence A. Walts	Eric Timothy Converse
Chairman, Compensation Committee
to the Board of Directors

Dated: _____________, 2013	Dated: ____________________, 2013

ERIC TIMOTHY CONVERSE

Dated: ____________________, 2013